Exhibit 4.1

AMENDMENT NO. 1 TO

COMMON STOCK PURCHASE WARRANT

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is entered into as of October 1, 2026, by and between ENDRA Life Sciences Inc., a Delaware corporation (the “Company”), and such holder identified on the signature page hereto (the “Holder”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Original Warrant (as defined below). From and after the date hereof, all references to the “Warrant” in the Original Warrant shall be to the Original Warrant as amended by this Amendment.

WHEREAS, the Holder is the holder of that certain Common Stock Purchase Warrant issued by the Company as of May 27, 2026 to the Holder (the “Original Warrant”), to purchase that amount of shares of common stock of the Company, par value $0.0001 per share (“Warrant Shares”), set forth under its name on the signature page hereto;

WHEREAS, pursuant to Section 5(l) of the Original Warrant, the Original Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the holders of outstanding Original Warrants representing the majority of Warrant Shares underlying such Original Warrants;

WHEREAS, the Holder is the sole Holder of the Original Warrant; and

WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment to remove the Beneficial Ownership Limitation in the Original Warrant.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Amendments.

(a)	Section 2(e) of the Original Warrant is hereby amended by deleting the title and text thereof in their entirety and inserting the following in lieu thereof: “Intentionally omitted.”

(b)	Section 3(b) of the Original Warrant is hereby amended by deleting the title and text thereof in their entirety and inserting the following in lieu thereof:

“Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.”

(c)	Section 3(c) of the Original Warrant is hereby amended by deleting the title and text thereof in their entirety and inserting the following in lieu thereof:

“Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.”

2. No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.

3. Miscellaneous. The provisions of Section 5 (Miscellaneous) of the Original Warrant are incorporated herein, mutatis mutandis, as if a part hereof.

4. Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties hereto need not sign the same counterpart. Counterparts may be delivered via electronic mail (including email delivery of a “.pdf” format data file or any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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(Signature Page Follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY:

ENDRA LIFE SCIENCES INC.

By:	/s/ Alexander Tokman
Name:	Alexander Tokman
Title:	Chief Executive Officer

HOLDER:

LHE LNG Holdings LLC

By:	/s/ Paul Mann
Name:	Paul Mann
Title:	Chief Executive Officer
Number of Warrant Shares: 1,156,774

Signature Page to

Amendment No. 1 to Common Stock Purchase Warrant